Exhibit 99.1 News Release

ERHC Energy Inc. Announces Third Quarter Investor Conference Call

HOUSTON, August 5, 2011 – ERHC Energy Inc. (OTCBB: ERHE), a publicly traded American company with oil and gas assets in West Africa, today announced plans for its third quarter investor conference call. All parties interested in ERHC Energy are encouraged to participate in the call Friday, August 12, 2011 at 9:00 a.m. Eastern Time (8:00 a.m. Central Time).

Preceding a question and answer session, ERHC management will update shareholders on the Company’s financial results, its oil and gas assets in the Republic of Chad, the São Tomé and Príncipe Exclusive Economic Zone and the Nigeria - São Tomé and Príncipe Joint Development Zone, its growth strategy and other matters.

To participate, please dial 877-309-0830 (domestic) or 716-247-5185 (international) five to ten minutes before the call begins and reference the pass code 89824057. A replay of the call will be available from Friday, August 12, 2011 at 10:00 a.m. Eastern Time through August 19, 2011 by dialing 855-859-2056 (domestic) or 404-537-3406 (international) and referencing the pass code 89824057.

About ERHC Energy

ERHC Energy Inc. is a Houston-based independent oil and gas company focused on growth through high impact exploration in the highly prospective Gulf of Guinea and the development of undeveloped and marginal oil and gas fields. ERHC is committed to creating and delivering significant value for its shareholders, investors and employees, and to sustainable and profitable growth through risk balanced smart exploration, cost efficient development and high margin production. For more information, visit www.erhc.com.

Cautionary Statement
This press release contains statements concerning ERHC Energy Inc.’s future operating milestones, future drilling operations, the planned exploration and appraisal program, future prospects, future investment opportunities and financing plans, future shareholders’ meetings as well as other matters that are not historical facts or information.  Such statements are inherently subject to a variety of risks, assumptions and uncertainties that could cause actual results to differ materially from those anticipated, projected, expressed or implied.  A discussion of the risk factors that could impact these areas and the Company’s overall business and financial performance can be found in the Company’s reports and other filings with the Securities and Exchange Commission. These factors include, among others, those relating to the Company’s ability to exploit its commercial interests in the JDZ and the Exclusive Economic Zone of São Tomé and Príncipe, general economic and business conditions, changes in foreign and domestic oil and gas exploration and production activity, competition, changes in foreign, political, social and economic conditions, regulatory initiatives and compliance with governmental regulations and various other matters, many of which are beyond the Company’s control. Given these concerns, investors and analysts should not place undue reliance on these statements. Each of the above statements speaks only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any of the above statements is based.